NEWS RELEASE
Lumen Technologies reports third quarter 2023 results

Third Quarter 2023 Highlights
•Increased Enterprise Channel revenue of $2.124 billion for the third quarter 2023, compared to $2.100 billion for the second quarter 2023. These results showed a significant improvement in year over year rate of decline from the third quarter 2022 when considering the impacts of our divested businesses
•Expect the proposed sale of its EMEA business to close Nov. 1, subject to meeting customary closing conditions
•Accelerated its Quantum Fiber-enabled location pacing, enabling approximately 141 thousand fiber locations during the third quarter 2023
•Reported Net Loss of $(78) million for the third quarter 2023 compared to reported Net Income of $578 million for the third quarter 2022
•Reported diluted loss per share of $(0.08) for the third quarter 2023, compared to diluted earnings per share of $0.57 for the third quarter 2022. Excluding Special Items, diluted loss per share was $(0.09) for the third quarter 2023, compared to $0.14 diluted earnings per share for the third quarter 2022
•Generated Adjusted EBITDA of $1.049 billion1 for the third quarter 2023, compared to $1.688 billion1 for the third quarter 2022, excluding the effects of Special Items of $55 million and $(527) million, respectively
•Reported Net Cash Provided by Operating Activities of $881 million for the third quarter 2023
•Generated Free Cash Flow of $43 million for the third quarter 2023, compared to $620 million for the third quarter 2022, excluding cash paid for Special items of $5 million and $342 million, respectively

DENVER, October 31, 2023 — Lumen Technologies, Inc. (NYSE: LUMN) reported results for the third quarter ended September 30, 2023.
“We are making excellent progress on operational improvements and are excited for the close of our EMEA transaction expected tomorrow,” said Kate Johnson, president and CEO of Lumen. “We have successfully reached a broad agreement with creditors; this transaction allows us to remain focused on executing on our turnaround plans.”

1 Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the third quarter of 2022 includes $332 million of Adjusted EBITDA from our businesses divested in the second half of 2022, which will not recur in periods following the completion of these divestitures. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods. The post-closing financial impacts of actual amounts received or paid by the Company under its post-closing agreements with the purchasers of the divested businesses was a net reduction of $(40) million of Adjusted EBITDA for the third quarter 2023. The Company believes that this provides useful information to investors to understand the impact that the post-closing agreements have had on the Company's activities and its current financial performance.

Financial Results

Metric, as reported	Third Quarter
($ in millions, except per share data)	2023	2022
Large Enterprise	$1,182	1,286
Mid-Market Enterprise	498	555
Public Sector	444	457
Enterprise Channels	2,124	2,298
Wholesale	770	920
Business Segment Revenue	2,894	3,218
Mass Markets Segment Revenue	747	1,172
Total Revenue(1)(2)	$3,641	4,390
Cost of Services and Products	1,850	1,999
Selling, General and Administrative Expenses	791	792
Gain on Sale of Business	—	(593)
Loss on Disposal Group Held for Sale	22	—
Stock-based Compensation Expense	16	23
Net (Loss) Income	(78)	578
Net (Loss) Income, Excluding Special Items(3)(4)	(85)	146
Adjusted EBITDA(3)(5)(6)	994	2,215
Adjusted EBITDA, Excluding Special Items(3)(5)(6)(7)	1,049	1,688
Net (Loss) Income Margin	(2.1)%	13.2%
Net (Loss) Income Margin, Excluding Special Items(3)(4)	(2.3)%	3.3%
Adjusted EBITDA Margin(3)	27.3%	50.5%
Adjusted EBITDA Margin, Excluding Special Items(3)(7)	28.8%	38.5%
Net Cash Provided by Operating Activities	881	1,123
Capital Expenditures(8)	843	845
Unlevered Cash Flow(3)	358	665
Unlevered Cash Flow, Excluding Cash Special Items(3)(9)	363	1,007
Free Cash Flow(3)	38	278
Free Cash Flow, Excluding Cash Special Items(3)(9)	43	620
Net (Loss) Income per Common Share - Diluted	(0.08)	0.57
Net (Loss) Income per Common Share - Diluted, Excluding Special Items(3)(4)	(0.09)	0.14
Weighted Average Shares Outstanding (in millions) - Diluted	983.6	1,017.0
(1) Revenue for the third quarter of 2022 includes $571 million of revenue from the Latin American business divested Aug. 1, 2022 and the 20-state ILEC business divested Oct. 3, 2022 (the "divestitures"), which will not recur in periods following the completion of these divestitures. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods.

(2) The post-closing revenue impact of actual amounts received by the Company under the post-closing agreements with the purchasers of the divested businesses was $23 million for the third quarter of 2023. The Company believes that this provides useful information to investors to understand the impact that the post-closing agreements have had on the Company's activities and its current financial performance.

(3) See the attached schedules for definitions of non-GAAP metrics and reconciliations to GAAP figures.
(4) Excludes Special Items (net of the income tax effect thereof), which negatively impacts this metric by (i) $(7) million for the third quarter of 2023 and (ii) $(432) million for the third quarter of 2022.

(5) Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the third quarter of 2022 includes $332 million of Adjusted EBITDA from the divestitures, which will not recur in periods following the completion of these divestitures. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions to understand the impact they had on the Company's past, but not current or future, financial performance. Therefore, these amounts will impact the Company’s ability to match its past performance in current and future periods.

(6) The post-closing net financial impacts of actual amounts received or paid by the Company under its post-closing agreements with the purchasers of the divested businesses was a net reduction of $(40) million for the third quarter of 2023. The Company believes that this provides useful information to investors to understand the impact that the post-closing agreements have had on the Company's current financial performance.

(7) Excludes Special Items in the amounts of (i) $55 million for the third quarter of 2023 and (ii) $(527) million for the third quarter of 2022.

(8) Capital expenditures for the third quarter of 2022 includes $81 million of capital expenditures relating to the divested businesses, which will not recur in periods following the completion of these divestitures. The Company believes that these figures will allow analysts and investors to understand the amounts associated with these transactions and programs to understand the impact they had on the Company's past, but not current or future, capital expenditures. Therefore, these amounts will impact the Company’s ability to match its past capital expenditure activities in current and future periods.

(9) Excludes cash paid for Special Items of (i) $5 million for the third quarter of 2023 and (ii) $342 million for the third quarter of 2022.

Metrics(1)	Third Quarter	Second Quarter	QoQ Percent	Third Quarter	YoY Percent
($ in millions)	2023	2023	Change	2022	Change
Revenue By Sales Channel
Large Enterprise	$1,182	1,179	—%	1,286	(8)%
Mid-Market Enterprise	498	507	(2)%	555	(10)%
Public Sector	444	414	7%	457	(3)%
Enterprise Channels	2,124	2,100	1%	2,298	(8)%
Wholesale	770	797	(3)%	920	(16)%
Business Segment Revenue	2,894	2,897	—%	3,218	(10)%
Mass Markets Segment Revenue	747	764	(2)%	1,172	(36)%
Total Revenue(2)	$3,641	3,661	(1)%	4,390	(17)%
Business Segment Revenue by Product Category
Grow	$1,125	1,138	(1)%	1,116	1%
Nurture	865	869	—%	1,006	(14)%
Harvest	690	717	(4)%	897	(23)%
Subtotal	2,680	2,724	(2)%	3,019	(11)%
Other	214	173	24%	199	8%
Business Segment Revenue	$2,894	2,897	—%	3,218	(10)%
Net (Loss) Income	$(78)	(8,736)	nm	578	nm
Net (Loss) Income Margin	(2.1)%	(238.6)%	nm	13.2%	nm
Net (Loss) Income, Excluding Special Items	$(85)	98	nm	146	nm
Net (Loss) Income Margin, Excluding Special Items	(2.3)%	2.7%	nm	3.3%	nm
Adjusted EBITDA, Excluding Special Items(3)	$1,049	1,229	(15)%	1,688	(38)%
Adjusted EBITDA Margin, Excluding Special Items	28.8%	33.6%	(14)%	38.5%	(25)%
Capital Expenditures(4)	$843	796	6%	845	—%
(1) See the notes to our immediately preceding chart for information about our use of non-GAAP metrics, Special Items, and reconciliations to GAAP.
(2) Revenue for the third quarter of 2022 includes amounts from the Latin American business divested on Aug. 1, 2022 and the 20-state ILEC business divested on Oct. 3, 2022. Revenue for the third quarter of 2023 and the first quarter of 2023 includes amounts related to the post-closing commercial agreements with the purchasers of the divested businesses. Refer to footnote 1 and 2 on the preceding table for details.

(3) Adjusted EBITDA excluding Special Items for the third quarter of 2022 includes the financial impacts of the Latin American business divested on Aug. 1, 2022 and the 20-state ILEC business divested on Oct. 3, 2022. Adjusted EBITDA excluding Special Items for the third quarter of 2023 and the first quarter of 2023 includes the financial impacts from the post-closing commercial agreements with the purchasers of the divested businesses. Refer to footnote 5 and 6 on the preceding table for details.

(4) Capital expenditures for the third quarter of 2022 includes the impacts of capital expenditures related to our divested businesses, which will not recur in periods following the completion of these divestitures. Refer to footnote 8 on the preceding table for details.

nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Revenue
Total Revenue was $3.641 billion for the third quarter 2023, compared to $4.390 billion for the third quarter 2022.
Cash Flow
Free Cash Flow, excluding Special Items, was $43 million in the third quarter 2023, compared to $620 million in the third quarter 2022.
As of September 30, 2023, Lumen had cash and cash equivalents of $311 million.

2023 Financial Outlook
The company reiterated its full-year 2023 financial outlook which is detailed below:

Metric (1)(2)	Outlook(3)
Adjusted EBITDA	$4.6 to $4.8 billion
Free Cash Flow(4)(5)	$0 to $200 million
Net Cash Interest	$1.1 to $1.2 billion
GAAP Interest Expense	$1.200 billion
Capital Expenditures	$2.9 to $3.1 billion
Depreciation and Amortization	$2.9 to $3.1 billion
Stock-based Compensation Expense	~$65 million
Cash Income Taxes(5)	~$300 to $400 million
Full Year Effective Income Tax Rate	~26%

(1) For definitions of non-GAAP metrics and reconciliations to GAAP figures, see the attached schedules and our Investor Relations website.
(2) Outlook measures in this chart and the accompanying schedules (i) exclude the effects of Special Items, goodwill impairments, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Oct. 31, 2023. See “Forward-Looking Statements.”

(3) Includes accounting impacts of assets and liabilities held for sale and assumes the proposed sale of Lumen's EMEA business is completed Nov. 1, 2023.
(4) Assumes no discretionary pension plan contributions during 2023.
(5) Excludes approximately $1 billion impact of taxes related to our divestitures completed on Aug. 1, 2022 and Oct. 3, 2022.

Investor Call
Lumen’s management team will host a conference call at 5:00 p.m. ET today, Oct. 31, 2023. The conference call will be streamed live over the Lumen website at ir.lumen.com. Additional information regarding third quarter 2023 results, including the presentation materials management will review during the conference call, will be available on the Investor Relations website prior to the call. If you are unable to join the call via the web, the call can be accessed live at +1 877-283-5145 (U.S. Domestic) or +1 312-281-1201 (International).

A telephone replay of the call will be available beginning at 8:00 p.m. ET on Oct. 31, 2023, and ending Jan. 29, 2024, at 8:00 p.m. ET. The replay can be accessed by dialing +1 800-633-8284 (U.S. Domestic) or +1 402-977-9140 (International), reservation code 22028177. A webcast replay of the call will also be available on our website beginning at 8:00 p.m. ET on Oct. 31, 2023, and ending Jan. 29, 2024, at 8:00 p.m. ET.

Media Relations Contact:	Investor Relations Contact:
Esmeralda Cameron	Mike McCormack, CFA
esmeralda.cameron@lumen.com	mike.mccormack@lumen.com
+1 201-839-0712	+1 720-888-3514

About Lumen Technologies:
Lumen connects the world. We are igniting business growth by connecting people, data, and applications – quickly, securely, and effortlessly. Everything we do at Lumen takes advantage of our network strength. From metro connectivity to long-haul data transport to our edge cloud, security, and managed service capabilities, we meet our customers’ needs today and as they build for tomorrow.

For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies, Inc.

Forward-Looking Statements
Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: our ability to consummate the transactions contemplated by the transaction support agreement on the timeline currently expected or at all, including the ability of the parties to negotiate definitive agreements with respect to the matters covered by the term sheet included in the transaction support agreement. The occurrence of events may give rise to failure to satisfy any of the conditions to the closing of the transactions contemplated by, or a right of any of the parties to terminate, the transaction support agreement; the effects of intense competition from a wide variety of competitive providers, including decreased demand for our more mature service offerings and increased pricing pressures; the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete; our ability to successfully and timely attain our key operating imperatives, including simplifying and consolidating our network, simplifying and automating our service support systems, attaining our Quantum Fiber buildout goals, strengthening our relationships with customers and attaining projected cost savings; our ability to safeguard our network, and to avoid the adverse impact of cyber-attacks, security breaches, service outages, system failures, or similar events impacting our network or the availability and quality of our services; the effects of ongoing changes in the regulation of the communications industry, including the outcome of legislative, regulatory or judicial proceedings relating to content liability standards, intercarrier compensation, universal service, service standards, broadband deployment, data protection, privacy and net neutrality; our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, debt repayments, taxes, pension contributions and other benefits payments; our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; our ability to successfully adjust to changes in customer demand for our products and services, including increased demand for high-speed data transmission services; our ability to successfully maintain the quality and profitability of our existing product and service offerings, to introduce profitable new offerings on a timely and cost-effective basis and to transition customers from our legacy products to our newer offerings; our ability to successfully and timely implement our corporate strategies, including our deleveraging and buildout strategies; our ability to successfully and timely consummate the pending divestiture of our European, Middle Eastern and African business, to successfully and timely realize the anticipated benefits from that divestiture and our divestitures completed in 2022, and to successfully operate and transform our remaining business; changes in our operating plans, corporate strategies, or capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, market or regulatory conditions, or otherwise; the impact of any future material acquisitions or divestitures that we may transact; the negative impact of increases in the costs of our pension, healthcare, post-employment or other benefits, including those caused by changes in markets, interest rates, mortality rates, demographics or regulations; the potential negative impact of customer and shareholder complaints, government investigations, security breaches or service outages impacting us or our industry; adverse changes in our access to credit markets on favorable terms, whether caused by changes in our financial position, lower credit ratings, unstable markets, debt covenant restrictions or otherwise; our ability to meet the terms and conditions of our debt obligations and covenants, including our ability to make transfers of cash in compliance therewith; the impact of any purported notice of default or notice of acceleration arising from alleged breach of covenants under our credit documents; our ability to maintain favorable relations with our security holders, key business partners, suppliers, vendors, landlords and lenders; our ability to timely obtain necessary hardware, software, equipment, services, governmental permits and other items on favorable terms; our ability to meet evolving environmental, social and governance ("ESG") expectations and benchmarks, and effectively communicate and implement our ESG strategies; the potential adverse effects arising out of allegations regarding the release of hazardous materials into the environment from network assets owned or operated by us or our predecessors, including any resulting governmental actions, removal costs, litigation, compliance costs or penalties; our ability to collect our receivables from, or continue to do business with, financially-troubled customers; our ability to continue to use or renew intellectual property used to conduct our operations; any adverse developments in legal or regulatory proceedings involving us; changes in tax, pension, healthcare or other laws or regulations, in governmental support programs, or in general government funding levels, including those arising from governmental programs promoting broadband development; our ability to use our net operating loss carryforwards and receive our expected tax refund in the amounts projected; the effects of changes in accounting policies, practices or assumptions, including changes that could potentially require additional future impairment charges; continuing uncertainties regarding the impact that COVID-19 and its aftermath could have on our business, operations, cash flows and corporate initiatives; the effects of adverse weather, terrorism, epidemics, pandemics, rioting, vandalism, societal unrest, or other natural or man-made disasters or disturbances; the potential adverse effects if our internal controls over financial reporting have weaknesses or deficiencies, or otherwise fail to operate as intended; the effects of changes in interest rates or inflation; the effects of more general factors such as changes in exchange rates, in operating costs, in public policy, in the views of financial analysts, or in general market, labor, economic or geopolitical conditions; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, regulatory, technological, industry, competitive, economic and market conditions, and our related assumptions, as of such date. We may change our intentions, strategies or plans without notice at any time and for any reason.

Reconciliation to GAAP
This release includes certain historical and forward-looking non-GAAP financial measures, including but not limited Adjusted EBITDA, Free Cash Flow, Unlevered Cash Flow, and adjustments to GAAP and non-GAAP measures to exclude the effect of Special Items.
In addition to providing key metrics for management to evaluate the company’s performance, we believe these above-described measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends.
Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Non-GAAP measures are not presented to be replacements or alternatives to the GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. Lumen may present or calculate its non-GAAP measures differently from other companies.

Lumen Technologies, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(UNAUDITED)
($ in millions, except per share amounts; shares in thousands)

	Three months ended September 30,		(Decrease) / Increase	Nine months ended September 30,		(Decrease) / Increase
	2023	2022		2023	2022
OPERATING REVENUE	$3,641	4,390	(17)%	11,040	13,678	(19)%
OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	1,850	1,999	(7)%	5,407	6,042	(11)%
Selling, general and administrative	791	792	—%	2,302	2,407	(4)%
Gain on sale of business	—	(593)	nm	—	(593)	nm
Loss on disposal group held for sale	22	—	nm	112	—	nm
Depreciation and amortization	755	808	(7)%	2,234	2,443	(9)%
Goodwill impairment	—	—	nm	8,793	—	nm
Total operating expenses	3,418	3,006	14%	18,848	10,299	83%
OPERATING INCOME (LOSS)	223	1,384	(84)%	(7,808)	3,379	nm
OTHER (EXPENSE) INCOME
Interest expense	(295)	(363)	(19)%	(868)	(1,052)	(17)%
Net gain on early debt retirement	—	9	nm	618	9	nm
Other expense, net	(13)	(93)	(86)%	(37)	(145)	(74)%
Income tax benefit (expense)	7	(359)	(102)%	(208)	(670)	(69)%
NET (LOSS) INCOME	$(78)	578	nm	(8,303)	1,521	nm

BASIC (LOSS) EARNINGS PER SHARE	$(0.08)	0.57	nm	(8.45)	1.50	nm
DILUTED (LOSS) EARNINGS PER SHARE	$(0.08)	0.57	nm	(8.45)	1.50	nm

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	983,550	1,013,124	(3)%	982,853	1,011,498	(3)%
Diluted	983,550	1,017,013	(3)%	982,853	1,016,281	(3)%
DIVIDENDS PER COMMON SHARE	—	0.25	(100)%	—	0.75	(100)%

Exclude: Special Items(1)	$(7)	(432)	(98)%	8,413	(382)	nm
NET (LOSS) INCOME EXCLUDING SPECIAL ITEMS	$(85)	146	nm	110	1,139	(90)%
DILUTED (LOSS) EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS	$(0.09)	0.14	nm	0.11	1.12	(90)%

(1) Excludes the Special Items described in the accompanying Non-GAAP Special Items table, net of the income tax effect thereof.
nm - Percentages greater than 200% and comparisons between positive and negative values are considered not meaningful.

Lumen Technologies, Inc.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022
(UNAUDITED)
($ in millions)
	September 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$311	1,251
Accounts receivable, less allowance of $82 and $85	1,411	1,477
Assets held for sale	1,942	1,889
Other	982	803
Total current assets	4,646	5,420
Property, plant and equipment, net of accumulated depreciation of $20,976 and $19,886	19,606	19,166
GOODWILL AND OTHER ASSETS
Goodwill	3,864	12,657
Other intangible assets, net	5,744	6,166
Other, net	2,061	2,172
Total goodwill and other assets	11,669	20,995
TOTAL ASSETS	$35,921	45,581
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$155	154
Accounts payable	1,015	950
Accrued expenses and other liabilities
Salaries and benefits	733	692
Income and other taxes	287	1,158
Current operating lease liabilities	296	344
Interest	139	181
Other	174	277
Liabilities held for sale	478	451
Current portion of deferred revenue	643	596
Total current liabilities	3,920	4,803
LONG-TERM DEBT	19,740	20,418
DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	3,192	3,163
Benefit plan obligations, net	2,322	2,391
Deferred revenue	1,902	1,758
Other	2,626	2,611
Total deferred credits and other liabilities	10,042	9,923
STOCKHOLDERS' EQUITY
Common stock	1,008	1,002
Additional paid-in capital	18,117	18,080
Accumulated other comprehensive loss	(1,057)	(1,099)
Accumulated deficit	(15,849)	(7,546)
Total stockholders' equity	2,219	10,437
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,921	45,581

Lumen Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(UNAUDITED)
($ in millions)
	Nine months ended September 30,
	2023	2022
OPERATING ACTIVITIES
Net (loss) income	$(8,303)	1,521
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,234	2,443
Goodwill impairment	8,793	—
Loss on disposal group held for sale	112	—
Gain on sale of business	—	(593)
Deferred income taxes	38	618
Provision for uncollectible accounts	77	99
Net gain on early retirement of debt	(618)	(9)
Unrealized loss on investments	96	197
Stock-based compensation	39	71
Changes in current assets and liabilities, net	(1,336)	(280)
Retirement benefits	(9)	(440)
Changes in other noncurrent assets and liabilities, net	194	141
Other, net	59	126
Net cash provided by operating activities	1,376	3,894
INVESTING ACTIVITIES
Capital expenditures	(2,279)	(2,183)
Proceeds from sale of business	3	2,707
Proceeds from sale of property, plant and equipment and other assets	35	67
Other, net	9	3
Net cash (used in) provided by investing activities	(2,232)	594
FINANCING ACTIVITIES
Payments of long-term debt	(145)	(3,899)
Net proceeds from revolving line of credit	75	80
Dividends paid	(10)	(780)
Other, net	(21)	(33)
Net cash used in financing activities	(101)	(4,632)
Net (decrease) increase in cash, cash equivalents and restricted cash	(957)	(144)
Cash, cash equivalents and restricted cash at beginning of period	1,307	409
Cash, cash equivalents and restricted cash at end of period	$350	265

Cash, cash equivalents and restricted cash:
Cash and cash equivalents	$311	252
Cash and cash equivalents and restricted cash included in assets held for sale	28	—
Restricted cash	11	13
Total	$350	265

Lumen Technologies, Inc.
OPERATING METRICS
(UNAUDITED)

Operating Metrics	3Q23	2Q23	3Q22(1)

Mass Markets broadband subscribers
(in thousands)
Fiber broadband subscribers	896	877	813
Other broadband subscribers(2)	1,940	2,032	2,294
Mass Markets total broadband subscribers(3)	2,836	2,909	3,107

Mass Markets broadband enabled units(4)
(in millions)
Fiber broadband enabled units	3.5	3.4	3.0
Other broadband enabled units	18.2	18.4	18.8
Mass Markets total broadband enabled units	21.7	21.8	21.8

(1) These amounts have been adjusted to remove the impacts of the 20-state ILEC business divestiture completed Oct. 3, 2022, which included (i) fiber broadband subscribers of 76 thousand, in Q3 2022, (ii) other broadband subscribers of 1,073 thousand in Q3, 2022, (iii) fiber broadband enabled units of 0.3 million in Q3 2022 and (iv) other broadband enabled units of 7.2 million in Q3 2022. The Company believes that this information will allow analysts and investors to understand the operating metrics associated with the divestiture of the 20-state ILEC business to understand the impact they had on the Company's past, but not current or future, financial performance.

(2) Other broadband subscribers are customers that primarily subscribe to lower speed copper-based broadband services marketed under the CenturyLink brand.
(3) Mass Markets broadband subscribers are customers that purchase broadband connection service through their existing telephone lines, stand-alone telephone lines, or fiber-optic cables. Our methodology for counting our Mass Markets broadband subscribers includes only those lines that we use to provide services to external customers and excludes lines used solely by us and our affiliates. It also excludes unbundled loops and includes stand-alone Mass Markets broadband subscribers. We count lines when we install the service. Other companies may use different methodologies.

(4) Represents the total number of units capable of receiving our broadband services at period end. Other companies may use different methodologies to count their broadband enabled units.

Description of Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

We use the term Special Items as a non-GAAP measure to describe items that impacted a period’s statement of operations for which investors may want to give special consideration due to their magnitude, nature or both. We do not call these items non-recurring because, while some are infrequent, others may recur in future periods.
Adjusted EBITDA ($) is defined as net income (loss) from the Statements of Operations before income tax (expense) benefit, total other income (expense), depreciation and amortization, stock-based compensation expense and impairments.
Adjusted EBITDA Margin (%) is defined as Adjusted EBITDA divided by total revenue.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of our internal reporting and are key measures used by management to evaluate profitability and operating performance of Lumen and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Adjusted EBITDA and Adjusted EBITDA Margin (and similarly uses these terms excluding Special Items) to compare our performance to that of our competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period our ability to fund capital expenditures, fund growth, service debt and determine bonuses. Adjusted EBITDA excludes non-cash stock compensation expense and impairments because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes, and in our view constitutes an accrual-based measure that has the effect of excluding period-to-period changes in working capital and shows profitability without regard to the effects of capital or tax structure. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. Adjusted EBITDA further excludes the gain (or loss) on extinguishment and modification of debt and other income (expense), net, because these items are not related to the primary business operations of Lumen.

There are material limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from our calculations. Additionally, by excluding the above-listed items, Adjusted EBITDA may exclude items that investors believe are important components of our performance. Adjusted EBITDA and Adjusted EBITDA Margin (either with or without Special Items) should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income, all as disclosed in the Statements of Cash Flows or the Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, because it reflects the operational performance of Lumen and, measured over time, enables management and investors to monitor the underlying business’ growth pattern and ability to generate cash. Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure our cash performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Unlevered Cash Flow to that of some of our competitors may be of limited usefulness. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable, accounts payable, payroll and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of our ability to generate cash to service our debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure our performance as it excludes certain material items that investors may believe are important components of our cash flows. Comparisons of our Free Cash Flow to that of some of our competitors may be of limited usefulness since until recently we did not pay a significant amount of income taxes due to net operating loss carryforwards, and therefore generated higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable, accounts payable, payroll and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash, cash equivalents and restricted cash on the Consolidated Statements of Cash Flows.

Lumen Technologies, Inc.
Non-GAAP Special Items
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
Special Items Impacting Adjusted EBITDA	3Q23	3Q22	3Q23	3Q22
Severance	$8	—	21	2
Consumer and other litigation	(3)	—	(4)	(3)
Gain on sale of business(1)	—	(593)	—	(593)
Loss on disposal groups held for sale	22	—	112	—
Transaction and separation costs(2)	28	66	67	166
Real estate transactions(3)	—	—	75	—
Total Special Items impacting Adjusted EBITDA	$55	(527)	271	(428)
	Actual QTD		Actual YTD
Special Items Impacting Net (Loss) Income	3Q23	3Q22	3Q23	3Q22
Loss on disposal group held for sale	$22	—	112	—
Gain on sale of business(1)	—	(593)	—	(593)
Goodwill impairment	—	—	8,793	—
Gain on early retirement of debt(4)	—	(9)	(618)	(9)
Severance	8	—	21	2
Consumer and other litigation	(3)	—	(4)	(3)
Transaction and separation costs(2)	28	66	67	166
Real estate transactions(3)	—	—	75	—
Income from transition and separation services(5)	(64)	(37)	(150)	(70)
Total Special Items impacting Net (Loss) Income	(9)	(573)	8,296	(507)
Income tax effect of Special Items(6)	2	141	117	125
Total Special Items impacting Net (Loss) Income, net of tax	$(7)	(432)	8,413	(382)
	Actual QTD		Actual YTD
Special Items Impacting Cash Flows	3Q23	3Q22	3Q23	3Q22
Severance	$7	7	19	30
Consumer and other litigation	(3)	—	(3)	—
Pension contribution(7)	—	319	—	319
Transaction and separation costs(2)	28	60	77	140
Income from transition and separation services(5)	(27)	(44)	(118)	(66)
Total Special Items impacting Cash Flows	$5	342	(25)	423

(1) Reflects the pre-tax gain recorded in operating income as a result of completing the sale of our Latin American business for net cash proceeds of $2.7 billion, subject to certain post-closing adjustments on Aug. 1, 2022.

(2) Transaction and separation costs associated with (i) the sale of our Latin American business on Aug. 1, 2022, (ii) the sale of our 20-state ILEC business on Oct. 3, 2022, (iii) the agreement to divest Lumen’s operations in Europe, the Middle East and Africa (the “EMEA business”) initially announced on Nov. 2, 2022 and (iv) our evaluation of other potential transactions.

(3) Real estate transactions include the Q2 2023 loss on donation of real estate and acceleration of costs associated with our real estate rationalization program.
(4) Reflects a gain as a result of (i) $19 million of debt exchanges in Q2 2023, (ii) $1.5 billion of debt exchanges in Q1 2023, (iii) $4.4 billion in early debt retirement in Q4 2022 and (iv) $2.3 billion in early debt retirement in Q3 2022. There were no comparable gains or losses during Q3 2023, Q2 2022 or Q1 2022.

(5) Income from transition and separation services includes charges we billed for transition services and IT professional services provided to the purchasers in connection with our 2022 divestitures.
(6) Tax effect calculated using the annualized effective statutory tax rate, excluding any non-recurring discrete items, which was 23.5% for the three quarters of 2023 and 24.6% for all quarters of 2022.

(7) Cash pension contribution following a revaluation of the pension obligation and pension assets for the Lumen Pension Plan, in connection with the closing of the sale of the 20-state ILEC business on Oct. 3, 2022.

Lumen Technologies, Inc.
Non-GAAP Cash Flow Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	3Q23	3Q22	3Q23	3Q22
Net cash provided by operating activities(1)	$881	1,123	1,376	3,894
Capital expenditures	(843)	(845)	(2,279)	(2,183)
Free Cash Flow(1)	38	278	(903)	1,711
Cash interest paid	325	393	886	1,092
Interest income	(5)	(6)	(21)	(8)
Unlevered Cash Flow(1)	$358	665	(38)	2,795

Free Cash Flow(1)	$38	278	(903)	1,711
Add back: Severance(2)	7	7	19	30
Remove: Consumer and other litigation(2)	(3)	—	(3)	—
Add back: Pension contribution(2)	—	319	—	319
Add back: Transaction and separation costs(2)	28	60	77	140
Remove: Income from transition and separation services(2)	(27)	(44)	(118)	(66)
Free Cash Flow excluding cash Special Items(1)	$43	620	(928)	2,134

Unlevered Cash Flow(1)	$358	665	(38)	2,795
Add back: Severance(2)	7	7	19	30
Remove: Consumer and other litigation(2)	(3)	—	(3)	—
Add back: Pension contribution(2)	—	319	—	319
Add back: Transaction and separation costs(2)	28	60	77	140
Remove: Income from transition and separation services(2)	(27)	(44)	(118)	(66)
Unlevered Cash Flow excluding cash Special Items(1)	$363	1,007	(63)	3,218

(1) Includes the impact of (i) $938 million in cash tax payments in Q2 2023,and (ii) $90 million in cash tax payments in Q1 2023 related to our divestitures completed on Aug. 1, 2022 and Oct. 3, 2022.
(2) Refer to Non-GAAP Special Items table for details of the Special Items impacting cash included above.

Lumen Technologies, Inc.
Adjusted EBITDA Non-GAAP Reconciliation
(UNAUDITED)
($ in millions)
	Actual QTD		Actual YTD
	3Q23	3Q22	3Q23	3Q22
Net (loss) income	$(78)	578	(8,303)	1,521
Income tax (benefit) expense	(7)	359	208	670
Total other expense (income), net	308	447	287	1,188
Depreciation and amortization expense	755	808	2,234	2,443
Stock-based compensation expense	16	23	39	71
Goodwill impairment	—	—	8,793	—
Adjusted EBITDA(1)	$994	2,215	3,258	5,893

Add back: Severance(2)	8	—	21	2
Add back: Consumer and other litigation(2)	(3)	—	(4)	(3)
Remove: Gain on sale of business(2)	—	(593)	—	(593)
Add back: Loss on disposal groups held for sale(2)	22	—	112	—
Add back: Transaction and separation costs(2)	28	66	67	166
Add back: Real estate transaction costs(2)	—	—	75	—
Adjusted EBITDA excluding Special Items(1)	$1,049	1,688	3,529	5,465

Net income excluding Special Items(2)	$(85)	146	110	1,139

Total revenue	$3,641	4,390	$11,040	13,678

Net (Loss) Income Margin	(2.1)%	13.2%	(75.2)%	11.1%
Net (Loss) Income Margin, excluding Special Items	(2.3)%	3.3%	1.0%	8.3%
Adjusted EBITDA Margin	27.3%	50.5%	29.5%	43.1%
Adjusted EBITDA Margin excluding Special Items	28.8%	38.5%	32.0%	40.0%

(1) Adjusted EBITDA and Adjusted EBITDA excluding Special Items for the first and second quarter of 2022 include the financial impacts of (i) the Latin American business divested on Aug. 1, 2022 and the 20-state ILEC business divested on Oct. 3, 2022 and (ii) the CAF Phase II program, which lapsed on Dec. 31, 2021. Adjusted EBITDA excluding Special Items for the first and second quarter of 2023 include the financial impacts from the post-closing commercial agreements with the purchasers of the divested businesses. Refer to footnote 1 on the first page of this release for details.

(2) Refer to Non-GAAP Special Items table for details of the Special Items included above.

Outlook

To enhance the information in our outlook with respect to non-GAAP metrics, we are providing a range for certain GAAP measures that are components of the reconciliation of the non-GAAP metrics. The provision of these ranges is in no way meant to indicate that Lumen is explicitly or implicitly providing an outlook on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, Lumen has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While Lumen believes that it has used reasonable assumptions in connection with developing the outlook for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our outlook of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Lumen Technologies, Inc.
2023 OUTLOOK (1) (2) (3) (4) (5) (6)
(UNAUDITED)
($ in millions)

Adjusted EBITDA Outlook
Twelve Months Ended December 31, 2023
	Range
	Low	High
Net income	$145	625
Income tax expense	65	235
Total other expense, net	1,200	1,000
Depreciation and amortization expense	3,100	2,900
Stock-based compensation expense	90	40
Adjusted EBITDA	$4,600	4,800

Free Cash Flow Outlook
Twelve Months Ended December 31, 2023
	Range
	Low	High
Net cash provided by operating activities	$2,900	3,300
Capital expenditures	(2,900)	(3,100)
Free Cash Flow	$—	200

(1) For definitions of non-GAAP metrics and reconciliation to GAAP figures, see the above schedules and our Investor Relations website.

(2) Outlook measures in this chart (i) exclude the effects of Special Items, goodwill impairments, future changes in our operating or capital allocation plans, unforeseen changes in regulation, laws or litigation, and other unforeseen events or circumstances impacting our financial performance and (ii) speak only as of Oct. 31, 2023. See “Forward-Looking Statements.”

(3) Includes accounting impacts of assets and liabilities held for sale and assumes the proposed sale of Lumen's EMEA business is completed Nov. 1, 2023.

(4) Assumes no discretionary pension plan contributions during 2023.

(5) Excludes approximately $1 billion impact of taxes related to our divestitures completed on Aug. 1, 2022 and Oct. 3, 2022.

(6) Excludes one-time, unique or non-recurring impacts to net income such as goodwill impairment and gain or loss on early retirement of debt.